Exhibit 99.1

Greg Mondre to retire from Sabre board of directors

SOUTHLAKE, Texas – Sept. 11, 2018 – Sabre Corporation (NASDAQ: SABR) today announced that Greg Mondre plans to retire from its board of directors, effective December 31, 2018.

Mondre is a managing partner and managing director with Silver Lake and has served on Sabre’s board of directors since March 2007. He currently serves as a member of both the compensation committee and the executive committee of the board.

“Greg recognized the potential of Sabre’s industry leadership when he helped lead the take-private transaction of the business in 2007,” said Larry Kellner, Sabre chairman of the board. “Since that time, his experience and business acumen have been key contributors to our success, helping position the company for continued growth going forward. I want to thank Greg for his service over the past 11 years, which will continue to have a lasting impact on the company for years to come.”

"Greg’s contributions on our board have been invaluable," added Sean Menke, Sabre president and CEO. "I am personally grateful for his perspective and partnership during my transition to CEO in early 2017, and I wish him well in the future."

In connection with Mondre’s retirement, the size of board will be reduced to ten directors, and Joe Osnoss will be appointed to the compensation committee and the executive committee of the board, effective December 31.

About Sabre
Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

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